SCHEDULE 14A

PROXY STATEMENT

Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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TEXAS CAPITAL BANCSHARES, INC.
(Name of Registrant as Specified In Its Charter)

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May 7, 2014

Dear fellow stockholders:

Recently you received the proxy statement for the 2014 Annual Meeting of Stockholders for Texas Capital Bancshares, Inc. scheduled to be held on Tuesday, May 20, 2014. The Board of Directors in the proxy statement recommends a vote “FOR” the election of directors and the advisory approval of the Company’s 2013 executive compensation.

ISS has recommended a vote “AGAINST” our 2013 executive compensation.

The Board of Directors has evaluated the stated rationale for the ISS recommendation and disagrees with the ISS position for the reasons stated below. We ask that you vote, or if you have already voted against, to change your vote, “FOR” our 2013 executive compensation.

The Board has asked the Compensation Committee to study the issues identified by ISS over the next 90 days and make recommendations for appropriate action to the Board in view of current pay governance expectations.

•	We have historically delivered strong stock performance to our stockholders while demonstrating restraint in our executive compensation, and we continue to do so.

•	Texas Capital’s total shareholder return (TSR) is at the top of its peer group – 38.8% for 2013, 42.9% for the three-year period 2011-2013, and 36.0% for the five-year period 2009-2013. The GICS 4010 - Banking TSR for the five-year period was 8.8%. Over the same period our total executive compensation has consistently ranked near the peer group median.

•	Our use of cash-based long-term incentive awards, rather than stock-based awards, has resulted in a low dilution factor of 2.9% associated with our management incentive plans, compared to the peer median of 6.4%.

•	Texas Capital assets have grown from $5.7 billion to $11.7 billion over the past five years. Even during the depths of the financial crisis our credit quality remained superior to national peers and we remained profitable in every quarter.

•	ISS has rated our pay for performance favorably as a “low concern” in 2014. ISS recommended votes “FOR” our executive compensation upon substantially identical terms and conditions in 2012 and 2013.

•	Glass Lewis has recommended that stockholders vote “FOR” our 2013 executive compensation at the 2014 Annual Meeting of Stockholders.

•	Our advisory vote on executive compensation received the support of over 95% of votes cast in each of 2011, 2012 and 2013.

•	ISS attributes its negative recommendation to the fact that in 2013 we entered into an amended and restated executive employment agreement with Keith Cargill, a founding officer of the company who became our CEO on January 1, 2014, that includes an excise tax gross up provision applicable to change-in-control transactions.

Letter to Texas Capital Bancshares Stockholders

May 7, 2014

•	Keith Cargill’s employment agreement has included this same gross up provision since it was entered into in December 2008. When Keith’s employment agreement was amended in July 2013, the only material terms that changed were his job title and his base compensation.

•	The total of potential change-in-control payments reported in our 2014 Proxy Statement for our four continuing NEO’s is $15.8 million, including estimates of potential excise tax gross up payments, compared to a current market capitalization for the company that approaches $2.5 billion.

•	We executed a successful CEO transition in 2013 that resulted in GAAP expense recognition of a number of non-recurring payments made in 2013 and in future years to reward the financial performance built by the retiring CEO and to support his extended non-compete obligations.

•	Whether the excise tax gross up included in Keith Cargill’s employment agreement might adversely affect stockholder interests in a change-in-control situation is difficult to predict with certainty, but the considered judgment of the Compensation Committee and the Board has historically been that, on balance, it supported the interests of shareholders.

•	The Board and Compensation Committee will study our use of excise tax gross ups and other pay governance issues over the next 90 days and will take action as determined to be appropriate.

In summary, we strongly believe that the ISS position demonstrates a lack of perspective relative to our performance and history of executive compensation restraint.

The Board reiterates its recommendation that stockholders vote “FOR” approval of the 2013 compensation of the Company’s named executive officers as described in the 2014 Proxy Statement.

Sincerely,

Larry L. Helm

Chairman of the Board, Texas Capital Bancshares, Inc.